                                  Exhibit 99.4

                               Marketing Materials

                                IBL Bancorp, Inc.
                          Proposed Holding Company for
                   The Iberville Building and Loan Association
                                 Plaquemine, LA

                          Proposed Marketing Materials

                             Marketing Materials for
                                IBL Bancorp, Inc.
                              Plaquemine, Louisiana

                                Table of Contents
                                -----------------

I.                Press Release
                  A.       Explanation
                  B.       Schedule
                  C.       Distribution List
                  D.       Press Release Examples

II.               Advertisements
                  A.       Explanation
                  B.       Schedule
                  C.       Advertisement Examples

III.              Question and Answer Brochure
                  A.       Explanation
                  B.       Quantity and Method of Distribution
                  C.       Example

IV.               Officer and Director Support Brochure
                  A.       Explanation
                  B.       Method of Distribution
                  C.       Example

V.                IRA Mailing
                  A.       Explanation
                  B.       Quantity and Method of Distribution
                  C.       IRA Mailing Example

VI.               Counter Cards and Lobby Posters
                  A.       Explanation
                  B.       Quantity

VII.              Invitations
                  A.       Explanation
                  B.       Quantity - Method of Distribution
                  C.       Examples

VIII.             Prospect Letters
                  A.       Explanation
                  B.       Method of Distribution
                  C.       Examples

IX.               Cover Letters for Initial Mailing
                  A.       Explanation
                  B.       Method of Distribution
                  C.       Examples



X.                Proxygram
                  A.       Explanation
                  B.       Example

                                I. Press Releases


A.       Explanation

         In an effort to assure that all customers, community members and other interested investors receive prompt accurate information in a simultaneous manner, Trident advises the Association to forward press releases to area newspapers, radio stations, etc. at various points during the Conversion process.

         Only press releases approved by Conversion Counsel and the OTS, if necessary, will be forwarded for publication in any manner.

B.       Schedule

         1.       OTS Approval of Conversion

         2.       Close of Stock Offering

                      National and Local Distribution List


National Thrift News                            Wall Street Journal
212 West 35th Street                            World Financial Center
13th Floor                                      200 Liberty
New York, New York  10001                       New York, NY  10004
Richard Chang

American Banker                                 SNL Securities
One State Street Plaza                          Post Office Box 2124
New York, New York  10004                       Charlottesville, Virginia  22902
Michael Weinstein

Barrons                                         Investors Business Daily
Dow Jones & Company                             12655 Beatrice Street
Barrons Statistical Information                 Post Office Box 661750
200 Burnett Road                                Los Angeles, California  90066
Chicopee, Massachusetts  01020

New York Times
229 West 43rd Street
New York, NY  10036

Business Wire
212 South Tryon
Suite 1460
Charlotte, North Carolina  28281


*  Press releases will be distributed to all the applicable local media.

Press Release                                  FOR IMMEDIATE RELEASE
                                      For More Information Contact:
                                      G. Lloyd Bouchereau, Jr.
                                      President and Chief Executive Officer
                                      Iberville Building and Loan Association
                                      (504) 687-6337


                   THE IBERVILLE BUILDING AND LOAN ASSOCIATION

                   CONVERSION FROM MUTUAL FORM OF ORGANIZATION
                        TO STOCK HOLDING COMPANY APPROVED

         G. Lloyd Bouchereau, Jr., President and Chief Executive Officer of Iberville Building and Loan Association ("Iberville" or the "Association"), Plaquemine, Louisiana, announced today that the Association has received approval from the Office of Thrift Supervision in Washington, D.C. and the Louisiana Office of Financial Institutions to convert from the mutual form of organization to the stock holding company form of organization. In connection with the conversion, the Association has formed a company, IBL Bancorp, Inc. (the "Company"), to serve as the holding company of the Association.

         Pursuant to a plan of conversion, the Company is offering up to 276,000 shares, subject to adjustment, of its common stock, at a price of $10.00 per share. Certain depositors and borrowers as of specified record dates, the Association's Employee Stock Ownership Plan, and directors, officers and employees of the Association will have an opportunity to purchase stock through a Subscription Offering that closes on September __, 1998. Any shares not subscribed for in the Subscription Offering are expected to be offered to persons who reside in Louisiana or to whomever else the prospectus is delivered to in a Community Offering, with first preference given to natural persons who reside in Iberville Parish, Louisiana. The Subscription Offering and any Community Offering (together, the "Offering") will be managed by Trident Securities, Inc. of Raleigh, North Carolina.

         Prospectuses describing, among other things, the terms of the Offering were mailed to certain customers of the Association on August __, 1998. Certain customers will also have the opportunity to vote on the conversion of the Association through a proxy solicitation that will run concurrently with the stock offering.

         As a result of the conversion, the Association will operate as a subsidiary of the Company. According to Mr. Bouchereau, "Our day to day operations will not change as a result of the conversion and deposits will continue to be insured by the FDIC up to the applicable legal limits."


         Customers with questions concerning the conversion should call the Stock Information Center at (504) 687-2909, or visit the Association's office in Plaquemine, Louisiana.


This is neither an offer to sell nor a solicitation of an offer to buy the stock of IBL Bancorp, Inc. The offer is made only by the Prospectus. The shares of Common Stock are not deposits or savings accounts and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Press Release                                FOR IMMEDIATE RELEASE
                                    For More Information Contact:
                                    G. Lloyd Bouchereau, Jr.
                                    President and Chief Executive Officer
                                    Iberville Building and Loan Association
                                             (504) 687-6337

                   IBL BANCORP, INC. COMPLETES STOCK OFFERING

         Plaquemine, Louisiana - (September __, 1998) G. Lloyd Bouchereau, Jr., President and Chief Executive Officer of Iberville Building and Loan Association ("Iberville" or the "Association"), announced today that IBL Bancorp, Inc. (the "Company"), the holding company for the Association, recently completed its stock offering on September __, 1998 in connection with the Association's Conversion from the mutual form of organization to the stock holding company form of organization. A total of _______ shares were sold at $10.00 per share in connection with the stock offering, subject to final approval of the independent appraisal by the Office of Thrift Supervision.


         On September __, 1998, the Association's Plan of Conversion will be submitted to the voting members of the Association for their approval at a Special Meeting of Members. Mr. Bouchereau indicated that the officers and board of directors of the Association want to express their thanks for the response to the stock offering and that the Association looks forward to serving the needs of its customers and stockholders as a community-based stock institution. The offering was managed by Trident Securities, Inc. The stock will commence trading on the Electronic Bulletin Board under the symbol "_____" on or about ___________, 1998.

                               II. Advertisements

A.       Explanation

         The intended use of the attached advertisement "A" is to notify the Association's customers and members of the local community that the Conversion offering is underway.

         The intended use of advertisement "B" is to remind the Association's customers of the closing date of the subscription offering.

         Trident may feel it is necessary to run more ads in order to remind customers and community members of the close of the Subscription/Community Offering.

         Alternatively, Trident may, depending upon the response from the customer base, choose to run fewer ads or no ads at all.

Advertisement (A)

This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus. These shares have not been approved or disapproved by the Securities and Exchange Commission, the Office of Thrift Supervision, the Louisiana Office of Financial Institutions or the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation, nor has such commission, office or corporation passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.


New Issue                                                   August __, 1998


                                 276,000 Shares

                     These shares are being offered pursuant
                         to a Plan of Conversion whereby

                     Iberville Building and Loan Association

                           Plaquemine, Louisiana will
                  convert from the mutual form of organization
                        to a Louisiana stock association
                     and become a wholly-owned subsidiary of

                                IBL Bancorp, Inc.

                                  Common Stock

                                 ---------------

                             Price $10.00 Per Share
                                 ---------------


                            TRIDENT SECURITIES, INC.


               For a copy of the prospectus call (504) 687-2909.

Advertisement (B)



               IBERVILLE BUILDING AND LOAN ASSOCIATION'S CUSTOMERS
                        AND MEMBERS OF THE GENERAL PUBLIC


                      SEPTEMBER __, 1998 IS THE DEADLINE TO
                        ORDER STOCK OF IBL BANCORP, INC.



                    Customers of Iberville Building and Loan
             Association have the opportunity to invest in Iberville
                          Building and Loan Association
         by subscribing for common stock in its proposed holding company

                                IBL BANCORP, INC.

                  A Prospectus relating to these securities is
                    available at our office or by calling our

                  Stock Information Center at (504) 687-2909.


         This announcement is not an offer to sell or a solicitation of an offer to buy the stock of IBL Bancorp, Inc. The offer is made only by the Prospectus. The shares of Common Stock are not deposits or savings accounts and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

                        III. Question and Answer Brochure

A.       Explanation

         The Question and Answer brochure is an essential marketing piece in any Conversion. It serves to answer some of the most commonly asked questions in "plain, everyday language". Although most of the answers are taken verbatim from the Prospectus, it saves the individual from searching for the answer to a simple question.

B.       Method of Distribution

         There are four primary methods of distribution of the Question and Answer brochure. However, regardless of the method the brochures are always accompanied by a Prospectus.

         1. A Question and Answer brochure is sent out in the initial mailing to all members of the Association.

         2.   Question and Answer brochures are available at the Association.

         3. Question and Answer brochures are distributed in information packets at community meetings.

         4. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.

                              QUESTIONS AND ANSWERS

                                    REGARDING

                             THE PLAN OF CONVERSION

         On April 7, 1998, the Board of Directors of Iberville Building and Loan Association ("Iberville" or the "Association") unanimously adopted the Plan of Conversion (the "Plan of Conversion") pursuant to which the Association will convert from mutual to stock form and the Association will reorganize as a wholly owned subsidiary of a new company -- IBL Bancorp, Inc. (the "Company").

         Iberville's Board of Directors has unanimously voted to convert the savings association from its present mutual form to a stock institution, subject to approval of the conversion by Iberville's members and regulatory authorities. Complete details on the conversion, including reasons for conversion, are contained in the Prospectus and Proxy Statement. We urge you to read them carefully.

         This brochure is provided to answer basic questions you might have about the conversion. Remember, the conversion will not affect the rate on any of your savings accounts, deposit certificates, or loans.


         For complete information regarding the Conversion, see the Prospectus dated August __, 1998. Copies of the Prospectus may be obtained by calling the Stock Information Center at (504) 687-2909.


1.       Q.     What is a "Conversion"?

         A. Conversion is a change in the legal form of organization. Following completion of the conversion from a Louisiana mutual savings and loan association to a Louisiana stock savings and loan association, Iberville intends to still be known as "The Iberville Building and Loan Association" (the "Association"). Iberville currently operates as a state mutual savings and loan association with no shareholders. Through the conversion, Iberville will form a holding company, IBL Bancorp, which will ultimately own all of the outstanding stock of the Association. IBL Bancorp will issue stock in the conversion, as described below, and will be a publicly-owned company.

2.       Q.     Why is Iberville converting?

         A. The stock form of ownership is used by most business corporations and financial institutions. Iberville has reached an important point in its development with its decision to convert to the stock form of ownership. Iberville's management believes the continued diversification of the institution's asset and deposit base and the establishment of new banking services should enhance long-term operating potential. The capital raised by issuing stock will:

                *        Enhance the Association's capital position.

                *        Facilitate future access to the capital markets.

                * Provide additional funds for increased lending and investment opportunities.

3.       Q.     Will the conversion have any effect on savings accounts,
                certificates of deposit or loans with Iberville?

         A. No. The conversion will not change the amount, interest rate or withdrawal rights of savings and checking accounts or certificates of deposit (except to the extent such funds are used to purchase Common Stock). The rights and obligations of borrowers under their loan agreements will not be affected.

                However, upon consummation of the conversion, Iberville's deposit account holders and certain borrowers will no longer have voting rights unless they purchase common stock in IBL Bancorp, and the liquidation rights of depositors will be evidenced by an interest in a liquidation account.

4.       Q.     Will the conversion cause any changes in personnel or
                management?

         A. No. The conversion will not cause any changes in personnel or management. The normal day-to-day operations will continue as before.

5.       Q.     Did the Board of Directors of Iberville approve the
                conversion?

         A. Yes. The Board of Directors unanimously adopted the Plan of Conversion on April 7, 1998, and the Board of Directors amended the Plan on June 16, 1998.

                   THE SUBSCRIPTION AND COMMUNITY OFFERING

6.       Q.     Who is entitled to buy IBL Bancorp common stock?


         A. Subscription rights to buy common stock have been granted in order of priority to (i) depositors of the Association as of December 31, 1996 with a $50.00 minimum deposit at that date (the "Eligible Account Holders"); (ii) IBL Bancorp's employee stock ownership plan (the "ESOP"), a tax qualified employee stock benefit plan; (iii) depositors of the Association with $50.00 or more on deposit as of June 30, 1998 (the "Supplemental Eligible Account Holders"); (iv) depositors and mortgage loan borrowers of the Association as of August 7, 1998 ("Other Members"); and (v) directors, officers and employees of the Association; subject to the purchase limitations set forth in the Plan of Conversion.

                Shares that are not subscribed for during the subscription offering, if any, may be offered to the general public ("Other Subscribers") through a community offering with preference given to natural persons who are residents of Iberville Parish, Louisiana (the "Community Offering").

7.       Q.     How do I subscribe for shares of stock?

         A. Eligible customers wishing to exercise their subscription rights must return the enclosed Stock Order Form to Iberville. The Stock Order Form must be completed and returned along with full payment or appropriate instructions authorizing a withdrawal from a deposit account at Iberville on or prior to the close of the Subscription Offering, which is 12:00 noon, Central Time, on September __, 1998, unless extended. Members of the public who wish to order stock directly from Iberville in any Community Offering should return their Stock Order Form and accompanying payment to Iberville prior to 12:00 noon, Central Time on September __, 1998, unless extended.

8.       Q.     How can I pay for my subscription?



         A. First, you may pay for your stock by check or money order. These funds will earn interest at Iberville's passbook rate from the day we receive them until the completion or termination of the conversion. The passbook rate was 3.00% as of August __, 1998.



                Second, you may authorize us to withdraw funds from your Iberville savings account or certificate of deposit without early withdrawal penalty. These funds will continue to earn interest at the rate in effect for your account until completion of the Offering, at which time your funds will be withdrawn for your purchase. Funds remaining in this account (if any) will continue at the contractual rate unless the withdrawal reduces the account balance below the applicable minimum, in which case you will receive interest at the passbook rate. A hold will be placed on your account for the amount you specify for stock payment. You will not have access to these funds from the day we receive your order until the completion or termination of the conversion.



                If you want to use Individual Retirement Account deposits held at Iberville to purchase stock, call our Stock Information Center at (504) 687-2909 for assistance. There will be no early withdrawal or IRS penalties incurred by these transactions.



9.       Q.     When must I place my order for shares of stock?

         A. To exercise subscription rights in the subscription offering, a Stock Order Form must be received by Iberville with full payment for all shares subscribed for not later than 12:00 noon, Central Time, on September __, 1998.

                Non-customers desiring to order shares through any community offering must order shares before the close of the community offering, which will be at 12:00 noon, Central Time, on September __, 1998, unless extended.

10.      Q.     How many shares of stock are being offered?

         A. IBL Bancorp, Inc. is offering a minimum of 204,000 shares and a maximum of 276,000 shares (subject to adjustment) of common stock at a price of $10.00 per share. The actual number of shares will be dependent upon the independent appraiser's final determination of the consolidated pro forma market value of the common stock issued in the conversion.

11.      Q.     What is the minimum and maximum number of shares that I can purchase during the offering period?

         A. The minimum number of shares that may be purchased is 25 shares. No Stock Order Form will be accepted for less than $250.00. The maximum number of shares may not exceed 6,000 shares for any individual or 10,000 shares for their associates or any group acting in concert as defined in Iberville's Plan of Conversion.

12.      Q.     How was it determined that between 204,000 shares and 276,000 shares of stock would be issued at $10.00 per share?

         A. The share range was determined through an appraisal of Iberville by Ferguson & Company, an independent appraisal firm specializing in the thrift industry.

13.      Q.     Must I pay a commission on the stock for which I subscribe?

         A. No. You will not pay a commission on stock purchased in the Subscription Offering or any Community Offering. Conversion expenses, including commissions, will be deducted from the proceeds of the Offering upon completion of the conversion.

14.      Q.     Will I receive interest on funds I submit for stock purchases?

         A. Yes. Iberville will pay its current passbook rate from the date funds are received (with a completed Stock Order Form) during the Offerings until completion of the conversion.



                That rate was 3.00% as of August __, 1998.



15.      Q.     If I have misplaced my Stock Order Form, what should I do?

         A. Iberville will mail you another order form or you may obtain one from the Iberville main office. If you need assistance in obtaining or completing a Stock Order Form, an Iberville employee or a Trident Securities, Inc. representative will be happy to help you.

16.      Q.     Will there be any dividends paid on the stock?


         A. The Company currently intends to pay a cash dividend at an annual rate of approximately 1.5% of the purchase price of $10.00 per share, or $0.15 per share. The payment of cash dividends on the Common Stock will be subject to the requirements of applicable law and the determination by the Board of Directors of the Company that the net income, capital and financial condition of the Company, banking industry trends and general economic conditions justify the payment of dividends. In addition, from time to time in an effort to manage capital to a reasonable level, the Board may determine if it is prudent to pay periodic special cash dividends. Periodic special cash dividends, if paid, may be paid in addition to, or in lieu of, regular cash dividends. Like all possible dividends, there can be no assurance that periodic special cash dividends will be paid or, that, if paid, will continue to be paid.


17.      Q.     How much stock do the directors and officers of Iberville
                intend to purchase through the Subscription Offering?

         A. Directors and executive officers intend to purchase approximately $380,000 (15.8% at the midpoint of the Offering) of the stock to be offered in the conversion. The purchase price paid by directors and officers will be the same as that paid by customers and the general public.

18.      Q.     Are the subscription rights transferable to another party?

         A. No. Pursuant to federal regulations, subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and directors, officers and employees may be exercised only by the person(s) to whom they are granted. Any person found to be transferring subscription rights will be subject to the forfeiture of such rights.

19.      Q.     I closed my account several months ago. Someone told me that I am still eligible to buy stock. Is that true?

         A. If you were an account holder on the Eligibility Record Date (December 31, 1996), or the Supplemental Eligibility Record Date (June 30, 1998), you are entitled to purchase stock without regard to whether you continued to hold your Iberville account.

20.      Q.     May I obtain a loan from Iberville using stock as collateral to pay for my shares?

         A. No. Federal regulations do not allow Iberville to make loans for this purpose, but other financial institutions could make a loan for this purpose.

21.      Q.     Will the FDIC (Federal Deposit Insurance Corporation) insure the shares of stock?

         A. No. The shares are not and may not be insured by the FDIC. However, the Savings Association Insurance Fund of the FDIC will continue to insure savings accounts and certificates of deposit up to the applicable limits allowed by law.

22.      Q.     Will there be a market for the stock following the conversion?

         A. Neither the Company nor the Association has ever issued stock before, and due to the relatively small size of the Offering, it is unlikely that an active and liquid trading market will develop or be maintained. It is anticipated that quotations will be available through the OTC Bulletin Board. The Company will request that Trident Securities undertake to match offers to buy and offers to sell the Common Stock, and Trident Securities intends to make a market in the Common Stock. However, purchasers of Common Stock should have a long-term investment intent and recognize that the absence of an active and liquid trading market may make it difficult to sell the Common Stock and may have an adverse effect on the price.

23.      Q.     Can I purchase stock using funds in an Iberville IRA account?



         A. If you have an IRA at Iberville, you will need to transfer the account to an independent trustee authorized to hold self-directed IRA accounts. Please call the Stock Information Center for the necessary forms. Because it takes several days to process the necessary IRA forms, it is necessary that any request to transfer your account be received by September __, 1998 to accommodate your order.



                ABOUT VOTING "FOR" THE PLAN OF CONVERSION

24.      Q.     Am I eligible to vote at the Special Meeting of Members to be held to consider the Plan of Conversion?



         A. At the Special Meeting of Members to be held on September __, 1998, you are eligible to vote if you are one of the "Voting Members," who are holders of Iberville's deposit accounts or mortgage loans as of the close of business on August 7, 1998 (the "Voting Record Date") for the Special Meeting. However, Association members of record as of the close of business on the Voting Record Date who cease to be depositors or borrowers prior to the date of the Special Meeting are no longer members and will not be entitled to vote at the Special Meeting. If you are a Voting Member, you should have received a proxy statement and proxy card with which to vote.


25.      Q.     How many votes do I have as a Voting Member?


         A. Each account holder as of the close of business on August 7, 1998 is entitled to one vote for each $100 on deposit in such account. Each borrower who holds eligible borrowings as of such date is entitled to cast one vote in addition to the number of votes, if any, he or she is entitled to vote as an account holder. No member may cast more than 500 votes.


26.      Q.     If I vote "against" the Plan of Conversion and it is approved, will I be prohibited from buying stock during the subscription offering?

         A. No. Voting against the Plan of Conversion in no way restricts you from purchasing stock in either the subscription offering or any community offering.

27.      Q.     What happens if Iberville does not get enough votes to approve the Plan of Conversion?

         A. Iberville's Conversion would not take place and Iberville Building and Loan Association would remain a mutual savings and loan association.

28.      Q.     As a qualifying depositor or borrower of Iberville, am I
                required to vote?

         A. No. However, failure to return your proxy card will have the same effect as a vote "Against" the Plan of Conversion.

29.      Q.     What is a Proxy Card?

         A. A Proxy Card gives you the ability to vote without attending the Special Meeting in person. You may attend the meeting and vote in person, even if you have returned your proxy card, if you choose to do so. However, if you are unable to attend, you still are represented by proxy.

30.      Q.     How does the conversion affect me?

         A. The conversion is intended, among other things, to assist Iberville in maintaining and expanding its services to Iberville's customers and community. By purchasing stock, you will also have the opportunity to invest in IBL Bancorp, Inc., the holding company that will own all of the stock of Iberbille. However, there is no obligation to purchase stock; the purchase of stock is strictly optional.

31.      Q.     How can I get further information concerning the stock
                offering?


         A. You may call the Stock Information Center, collect at (504) 687-2909 for further information or a copy of the Prospectus, Stock Order Form, Proxy Statement and Proxy Card.



         THIS INFORMATION DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY IBL BANCORP, INC. COMMON STOCK. OFFERS TO BUY OR TO SELL MAY BE MADE ONLY BY THE PROSPECTUS. IF YOU ARE CONSIDERING PURCHASING STOCK, YOU SHOULD READ THE PROSPECTUS PRIOR TO MAKING AN INVESTMENT DECISION. COPIES OF THE PROSPECTUS MAY BE OBTAINED BY CALLING THE STOCK INFORMATION CENTER AT (504) 687-2909.



         THE SHARES OF IBL BANCORP, INC. COMMON STOCK BEING OFFERED ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                    IV. Officer and Director Support Brochure

A.       Explanation

         An Officer and Director Brochure merely highlights in brochure form the purchase commitments shown in the Prospectus.

B.       Quantity

         An Officer and Director brochure is proposed to be sent out in the initial mailing to all customers of the Association along with the Prospectus.

                         DIRECTOR AND EXECUTIVE OFFICER
                               PURCHASE COMMITMENT


         The following table sets forth, for each of the directors and executive officers of The Iberville Building and Loan Association (and their associates) and for all of the directors and executive officers as a group, the proposed purchases of Common Stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts.


                                        Number of
                Name                     Shares        Amount        Percent(1)
                ----                    ---------      ------        ---------
G. Lloyd Bouchereau, Jr.(2)              10,000       $100,000         4.2%
John L. Delahaye(2)                       7,500         75,000          3.1
Gary K. Pruitt(2)                         7,000         70,000          2.9
Bobby E. Stanley(2)                      10,000        100,000          4.2
Edward J. Steinmetz                       1,000         10,000          0.4
Danny M. Strickland                       2,500         25,000          1 0
                                         ------        -------          ---

All directors and executive
  officers as a group (six               38,000       $380,000        15.8%
                                         ------        -------        ----
                                         ------        -------        ----
persons)


---------------


(1)      Based upon the midpoint of the Estimated Valuation Range.



(2) Includes shares expected to be purchased by associates. Messrs. Bouchereau and Stanley intend to purchase the maximum number of shares in conjunction with their associates.


         In addition, an Employee Stock Ownership Plan currently intends to purchase 8% of the Common Stock issued in the Conversion for the benefit of officers and employees. Stock options and stock grants may also be granted in the future to directors, officers and employees upon the receipt of stockholder approval of the Company's proposed stock benefit plans. See "Management New Stock Benefit Plans" in the Prospectus for a description of these plans.

                                 V. IRA Mailing



A.       Explanation

         A special IRA mailing is proposed to be sent to all IRA customers of the Association in order to alert the customers that funds held in an IRA can be used to purchase stock. Since this transaction is not as simple as designating funds from a certificate of deposit like a normal stock purchase, this letter informs the customer that this process is slightly more detailed and involves a personal visit to the Association.

B.       Quantity

         One IRA letter is proposed to be mailed to each IRA customer of the Association. These letters would be mailed following OTS approval for the Conversion after each customer has received the initial mailing containing a Proxy Statement and a Prospectus.

C. Example - See following page.

               Iberville Building and Loan Association Letterhead




                                 August _, 1998


Dear Individual Retirement Account Participant:

         As you know, Iberville Building and Loan Association ("Iberville" or the "Association") is in the process of converting from the mutual form of organization to the stock form of organization and has formed IBL Bancorp, Inc. (the "Company") to own all of the stock of the Association. Through the Conversion, certain current and former customers have the opportunity to purchase shares of common stock of the Company in a Subscription Offering. The Company currently is offering up to 276,000 shares, subject to adjustment, of the Company at a price of $10.00 per share.

         As the holder of an individual retirement account ("IRA") at the Association, you have an opportunity to become a stockholder in the Company using some or all of the funds being held in your IRA. If you desire to purchase shares of common stock of the Company through your IRA, the Association can assist you in self-directing those funds. This process can be done without an early withdrawal penalty and generally without a negative tax consequence to your retirement account.



         If you are interested in receiving more information on self-directing your IRA, please contact our Stock Information Center at (504) 687- 2909. Because it may take several days to process the necessary IRA forms, any request to transfer the account should be made by September __, 1998 to accommodate your interest.


                            Sincerely,



                            G. Lloyd Bouchereau, Jr.
                            President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy IBL Bancorp, Inc. Common Stock. The offer is made only by the Prospectus, which was recently mailed to you. The shares of IBL Bancorp, Inc. Common Stock are not deposits or savings accounts and will not be insured by the Federal Deposit Insurance Corporation or any other governmental agency.

                       VI. Counter Cards and Lobby Posters

A.       Explanation

         Counter cards and lobby posters serve two purposes: (1) As a notice to the Association's customers and members of the local community that the stock sale is underway and (2) to remind the customers of the end of the Subscription Offering. Trident has learned in the past that many people forget the deadline for subscribing and therefore we suggest the use of these simple reminders.

B.       Quantity

         Approximately 2 - 3 Counter cards will be used at teller windows and on customer service representatives' desk.

         Approximately 1 - 2 Lobby posters will be used at the office of the Association

C.       Example

C.                                                                 POSTER
                                                                     OR
                                                                   COUNTER CARD





                                IBL Bancorp, Inc.

                          Proposed Holding Company for

                     Iberville Building and Loan Association


                            "STOCK OFFERING MATERIALS
                                 AVAILABLE HERE"


                           Subscription Offering Ends


                               September __, 1998

                                VII. Invitations


A.       Explanation

         In order to educate the public about the stock offering, Trident suggests holding several Community Meetings in various locations. In an effort to target a group of interested investors, Trident requests that each Director of the Association submit a list of friends that he would like to invite to a Community Meeting.

         Prospectuses are given to each prospect at the Community meeting.

B.       Quantity and Method of Distribution

         Each Director submits a list of their prospects. An invitation is mailed to each director's prospect.

                      The Directors, Officers & Employees

                                       of

                    Iberville Building and Loan Association

                              cordially invite you

                         to attend a brief presentation

                        regarding the stock offering of

                               IBL Bancorp, Inc.

                               Please join us at

                                     Place

                                    Address

                                       on

                                      Date

                                    at Time

                               for hors d'oeuvres

R.S.V.P.
(504) 687-2909

                             VIII. Prospect Letters


A.       Explanation

         Once the application for Conversion has been approved by the OTS, Trident will send out a series of three letters to the targeted prospects. These letters are used to help facilitate the marketing effort to this group. All prospects will receive a Prospectus as soon as they are available.

B.       Method of Distribution

         Each Director submits his list of prospects. Each prospect is sent the series of three letters all during the Subscription and Community Offering.

C.       Examples

         1.       Introductory letter
         2.       A.    Thank you letter
                        or
                  B.    Sorry you were unable to attend letter
         3.       Final reminder letter

                                                                      Example 1


                              (Introductory Letter)

              (Iberville Building and Loan Association Letterhead)


                                August __, 1998



Name
Address
City, State, Zip

Dear Name:

         You have probably read recently in the newspaper that Iberville Building and Loan Association ("Iberville" or the "Association") will soon be converting from mutual to stock form. This Conversion is the biggest step in the history of the Association in that it allows customers, employee benefit plans, community members, employees, officers and directors the opportunity to subscribe for stock in our new holding company - IBL Bancorp, Inc. (the "Company").

         I have enclosed a Prospectus and a Stock Order Form that will allow you to subscribe for shares and possibly become a charter stockholder of the Company should you so desire. In addition, we will be holding several presentations for friends of the Association in order to review the Conversion and the merits of becoming a charter stockholder of the Company. You will receive an invitation shortly.


         I hope that if you have any questions you will feel free to call me or the Association's Stock Information Center at (504) 687-2909. I look forward to seeing you at our presentation.


                                                     Sincerely,




                                                     G. Lloyd Bouchereau, Jr.
                                                     President and CEO

The shares of Common Stock offered in the Conversion are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus.

                                                                      Example 2A



                               (Thank You Letter)

              (Iberville Building and Loan Association Letterhead)


                                August __, 1998




Name
Address
City, State, Zip

Dear Name:


         On behalf of the Board of Directors and management of Iberville Building and Loan Association, I would like to thank you for attending our recent presentation regarding the stock offering by IBL Bancorp, Inc. We are enthusiastic about the stock offering and look forward to completing the Subscription and Community Offerings on September __, 1998.


         I hope that you will join me in being a charter stockholder, and once again thank you for your interest.

                                     Sincerely,



                                     G. Lloyd Bouchereau, Jr.
                                     President and Chief Executive Officer



The shares of Common Stock offered in the Conversion are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus.

                                                                      Example 2B


                        (Sorry You Were Unable to Attend)

              (Iberville Building and Loan Association Letterhead)



                                August __, 1998



Name
Address
City, State, Zip

Dear Name:


         I am sorry you were unable to attend our recent presentation regarding Iberville Building and Loan Association's Conversion from the mutual form of organization to the stock holding company form of organization. The Board of Directors and management are committed to building long term stockholder value, and as a group we are investing over $380,000 of our own funds in IBL Bancorp, Inc. We are enthusiastic about the stock offering and look forward to completing the Subscription and Community Offerings on September __, 1998.



         We have established a Stock Information Center to answer any questions regarding the stock offering. Should you require any assistance between now and September __, 1998, I encourage you either to stop by Iberville Building and Loan Association or to call our Stock Information Center at (504) 687-2909 .


         I hope you will join me in becoming a charter stockholder of IBL Bancorp, Inc.

                                          Sincerely,



                                          G. Lloyd Bouchereau, Jr.
                                          President and Chief Executive Officer


The shares of Common Stock offered in the Conversion are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus.

                                                                      Example 3




                             (Final Reminder Letter)

              (Iberville Building and Loan Association Letterhead)


                                August __, 1998




Name
Address
City, State, Zip

Dear Name:

         Just a quick note to remind you that the deadline is quickly approaching for purchasing stock in IBL Bancorp, Inc., the proposed holding company for Iberville Building and Loan Association. I hope you will join me in becoming a charter stockholder in Louisiana's newest publicly owned financial institution holding company.


         The deadline for subscribing for shares to become a stockholder is September __, 1998. If you have any questions, I hope you will call our Stock Information Center at (504) 687 -2909.


         Once again, I look forward to having you join me as a stockholder of IBL Bancorp, Inc.

                                         Sincerely,


                                         G. Lloyd Bouchereau, Jr.
                                         President and Chief Executive Officer


The shares of Common Stock offered in the Conversion are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus.

                      IX. Cover Letters for Initial Mailing



A.       Explanation

         These cover letters are used as an introduction for the Offering and Proxy materials mailed to potential investors.

B.       Method of Distribution

         Appropriate Cover Letters will be sent out in the initial mailing.

B.       Examples

              (Iberville Building and Loan Association Letterhead)

                                 August __, 1998
Dear Valued Customer:

         Iberville Building and Loan Association is pleased to announce that it has received regulatory approval to proceed with our plan to convert from the mutual form of organization to the stock holding company form of organization. This stock conversion is the most significant event in the history of Iberville Building and Loan Association in that it allows customers, community members, directors, officers and employees an opportunity to own stock in IBL Bancorp, Inc., the proposed stock holding company for Iberville Building and Loan Association.

         We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on deposits at Iberville, or the terms or conditions of any loans to existing borrowers under their individual contractual arrangements with Iberville. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of Iberville.

         As one of our valued members, you have the opportunity to invest in Iberville's future by purchasing stock in IBL Bancorp, Inc. during the Subscription Offering, without paying a sales commission.

         If you decide to exercise your subscription rights to purchase shares, you must return the properly completed stock order form together with full payment for the subscribed shares so that it is received by Iberville no later than 12:00 noon, Central Time on September __, 1998.

         Enclosed is a proxy card. Your Board of Directors solicits your vote "FOR" Iberville's Plan of Conversion. A vote in favor of the Plan does not obligate you to purchase stock. Please sign and return your proxy card promptly; your vote is important to us.


         We have also enclosed a Prospectus and a Proxy Statement which fully describes Iberville, its management, board and financial strength and the Plan of Conversion. Please review it carefully before you vote or invest. For your convenience, we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at (504) 687-2909.


         We look forward to continuing to provide quality financial services to you in the future.

                                          Sincerely,

                                          G. Lloyd Bouchereau, Jr.
                                          President
Enclosures

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of IBL Bancorp, Inc. common stock offered in the Conversion. Such offer and solicitation is made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

              (Iberville Building and Loan Association Letterhead)


                                August __, 1998


Dear Friend:

         Iberville Building and Loan Association is pleased to announce that it has received regulatory approval to proceed with our plan to convert from a mutual form of organization to the stock holding company form of organization. This stock conversion is the most significant event in the history of Iberville Building and Loan Association in that it allows customers, community members, directors, officers and employees an opportunity to own stock in IBL Bancorp, Inc., the proposed stock holding company for Iberville Building and Loan Association.

         We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on deposits at Iberville, or the terms or conditions of any loans to existing borrowers under their individual contractual arrangements with Iberville. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of Iberville.


         Our records indicate that you were a depositor of Iberville on either December 31, 1996 or June 30, 1998 but that you were not a member on August 7, 1998. Therefore, under applicable law, you are entitled to subscribe for Common Stock in the Subscription Offering but are not able to vote on the Plan of Conversion. Orders submitted by you and others in the Subscription Offering are contingent upon the approval of the Plan of Conversion at a special meeting of members to be held on September __, 1998 and upon receipt of all required regulatory approvals.


         If you decide to exercise your subscription rights to purchase shares, you must return the properly completed stock order form together with full payment for the subscribed shares so that it is received by Iberville no later than 12:00 noon, Central Time on September __, 1998.


         Enclosed is a Prospectus which fully describes Iberville, its management, board and financial strength. Please review it carefully before you invest. For your convenience, we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at (504) 687-2909.


         We look forward to continuing to provide quality financial services to you in the future. Sincerely,

                                             G. Lloyd Bouchereau, Jr.
                                             President
Enclosures

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of IBL Bancorp, Inc. common stock offered in the Conversion. Such offer and solicitation is made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

                            TRIDENT SECURITIES, INC.
                         4601 SIX FORKS ROAD, SUITE 400
                          RALEIGH, NORTH CAROLINA 27609
                            TELEPHONE (919) 781-8900
                            FACSIMILE (919) 787-1670


                                 August __, 1998

To       Members and Certain Former Members of
         Iberville Building and Loan Association

         At the request of IBL Bancorp, Inc. and Iberville Building and Loan Association, we have enclosed a Prospectus and a Stock Order Form for your use should you decide to subscribe for shares of common stock of Iberville Bancorp, Inc. being issued in connection with the conversion of Iberville Building and Loan Association from the mutual form of organization to the stock holding company structure, which includes the formation of IBL Bancorp, Inc. as the new holding company for Iberville Building and Loan Association.

         If you decide to exercise your subscription rights to purchase shares, you must return the properly completed Stock Order Form together with full payment for the subscribed shares (or appropriate instructions authorizing withdrawal in such amount from your authorized deposit account(s) at Iberville) so that it is received no later than noon, Central Time, on September __, 1998.


         IBL Bancorp, Inc. has asked us to forward these documents to you in view of certain requirements of the securities laws in your state. If you have any questions, you may contact the Stock Information Center at (504) 687-2909.


                                                   Very truly yours,



                                                   Trident Securities, Inc.

This document does not constitute an offer to sell, or the solicitation of an offer to buy, shares of IBL Bancorp, Inc. common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

                               Subscription Rights

                                 Special Notice

                  Any transfer of, or attempt to transfer, a subscription right to any other person is illegal and subject to civil fines and/or penalties and even criminal fines and/or penalties. The Iberville Building and Loan Association intends to prosecute vigorously any transfer of, or attempt to transfer, subscription rights that comes to its attention.


                  If you are (or have been) contacted by anyone offering to give you money to buy stock in exchange for transferring the stock to them later or to share in any way the proceeds upon the sale of the stock, or to transfer your subscription rights in any other way, please call us immediately at (504) 687-2909.

              (Iberville Building and Loan Association Letterhead)

                                 August __, 1998

Dear Voting Member:

         The Iberville Building and Loan Association is pleased to announce that it has received regulatory approval to proceed with our plan to convert from the mutual form of organization to the stock holding company form of organization. This stock conversion is a significant event in the history of The Iberville Building and Loan Association.

         We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on deposits at Iberville, or the terms or conditions of any loans to existing borrowers under their individual contractual arrangements with Iberville. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of Iberville.

         Enclosed is a proxy card. Your Board of Directors solicits your vote "FOR" Iberville's Plan of Conversion. Please sign and return your proxy card promptly; your vote is important to us.


         We have also enclosed a Prospectus for your information and a Proxy Statement which fully describes Iberville, its management, board and financial strength and the Plan of Conversion. Please review it carefully before you vote. If you have any questions, please call collect at (504) 687-2909.


         Although you may vote on the Conversion, IBL Bancorp, Inc. (the "Company") is unfortunately unable to either offer or sell its common stock to you (i) because the number of eligible subscribers in your state makes registration or qualification of the common stock or the filing of a consent to service of process under the securities laws of your state impracticable, for reasons of cost or otherwise; (ii) because the number of eligible subscribers in your state makes registration or qualification of the Company, Iberville or their officers, directors, employees and persons acting on their behalf as broker-dealers or salesmen in your state impracticable, for reasons of cost or otherwise, or (iii) because you reside in a foreign country. Accordingly, neither this letter, the enclosed materials nor the materials that you may request should be considered an offer to sell or a solicitation of an offer to buy the Company's common stock.

         We look forward to continuing to provide quality financial services to you in the future.

                                                  Sincerely,



                                                  G. Lloyd Bouchereau, Jr.
                                                  President

Enclosures

         This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of IBL Bancorp, Inc. common stock offered in the Conversion. Such offer and solicitation is made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                                  IX. Proxygram


A.       Explanation

         A proxygram is used when the majority of votes needed to adopt the Plan of Conversion is still outstanding. The proxygram is mailed to those "target vote" depositors who have not previously returned their signed proxy.

         The target vote depositors are determined by the Conversion agent and registrar.

B.       Example

B.       Example
----------------------------------------------------

                                P R O X Y G R A M



                  THE IBERVILLE BUILDING AND LOAN ASSOCIATION






YOUR VOTE ON OUR PLAN OF CONVERSION HAS NOT BEEN RECEIVED.

YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST THE PLAN.

VOTING FOR THE CONVERSION WILL NOT AFFECT THE INSURANCE OF YOUR ACCOUNT. IT WILL CONTINUE TO BE INSURED UP TO $100,000 BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

YOU MAY PURCHASE STOCK IF YOU WISH, BUT VOTING DOES NOT OBLIGATE YOU TO BUY
STOCK.


PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL, OR DELIVER, THE PROXY CARD TO THE IBERVILLE BUILDING AND LOAN ASSOCIATION TODAY.

PLEASE VOTE ALL PROXY CARDS RECEIVED.

WE RECOMMEND THAT YOU VOTE "FOR" THE PLAN OF CONVERSION AND AGREEMENT AND PLAN OF REORGANIZATION. THANK YOU.


                    THE BOARD OF DIRECTORS AND MANAGEMENT OF
                  THE IBERVILLE BUILDING AND LOAN ASSOCIATION


----------------------------------------------------------------

         IF YOU RECENTLY MAILED THE PROXY, PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.

         FOR FURTHER INFORMATION CALL (504) 687-2909.